Exhibit 99.1 - News Release – Second fiscal quarter ended March 25, 2018.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports second quarter results

DAVENPORT, Iowa (May 3, 2018) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 49 markets, today reported earnings(1) of $2.5 million for its second fiscal quarter ended March 25, 2018, or 4 cents per diluted common share. For the same quarter a year ago, earnings totaled $6.4 million, or 11 cents per diluted common share. Excluding the adjustment related to the change in fair value of the stock warrants, adjusted earnings per diluted common share(2) totaled 3 cents in both the current year quarter and the prior year quarter.

"Trends in virtually all of our revenue categories improved, and we are pleased with the positive momentum that we generated in the second quarter," said Kevin Mowbray, President and Chief Executive Officer. "Digital advertising revenue increased 2.7% and represented 31.9% of total advertising revenue for the quarter. This was driven by strong performance in digital retail and a 25.5% increase in programmatic advertising," said Mowbray.

"Subscription revenue increased 2.1% in the quarter through our premium content offerings and acquisitions in the prior year. Total revenue decreased 4.2% in the second quarter compared to the same quarter in 2017 and was down 6.3% on same-property basis," Mowbray said.

"Revenue at TownNews.com, excluding intercompany revenue, increased 17.0% in the quarter and over the last twelve months on a standalone basis, revenue totaled $17.3 million," Mowbray added. "Townnews.com further strengthened its position as the leading multimedia content management platform through the acquisition of Field59, a producer of video management and streaming solutions. We are optimistic that the acquisition will accelerate top-line revenue growth at TownNews.com," Mowbray said.

Mowbray also noted the following financial highlights for the quarter:

•	Digital retail advertising, which represented 63% of total digital advertising in the March quarter, grew 6.5% in the quarter, driven by advertising from local retailers.

•	Monthly visits to Lee mobile, tablet, desktop and app sites averaged 77.5 million, an increase of 11.6% over the prior year quarter.

•	Total advertising and marketing services revenue decreased 7.7% in the quarter.

"Cash costs(2) in the quarter, excluding workforce adjustments and other, were down 3.5% compared to the prior year," said Vice President, Chief Financial Officer and Treasurer Ron Mayo. "On a same property basis, cash costs excluding workforce adjustments and other were down 6.0%.

"For fiscal 2018, we expect cash cost excluding workforce adjustments and other, to decrease 6.0-6.5% on a same property basis," Mayo added.

"Our revenue and cost performance for the quarter resulted in maintaining our industry-leading margins, and we expect this to continue throughout fiscal year 2018.

"The company continues to aggressively reduce debt," Mayo added. "Debt reduction in the March quarter was $15.6 million and totaled $68.6 million over the last twelve months. Interest expense decreased $1.4 million, or 9.3%, in the quarter and $5.5 million, or 9.1%, in the past twelve months.

"Adjusted EBITDA(2) over the last twelve months totaled $139.7 million. For the quarter, Adjusted EBITDA totaled $26.8 million compared to $28.8 million in the same quarter of the prior year. As of March 25, 2018, the principal amount of debt was $516.3 million," Mayo said.

"Leverage net of cash was 3.61 times Adjusted EBITDA compared to 3.89 times Adjusted EBITDA one year ago," he added.

SECOND QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended March 25, 2018 totaled $127.8 million, a decrease of 4.2% compared with a year ago. On a same property basis, total operating revenue for the 13 weeks ended March 25, 2018 decreased 6.3%.

Advertising and marketing services revenue combined decreased 7.7% to $71.6 million. Digital advertising and marketing services revenue increased 2.7% to $22.9 million and increased 2.2% on a same property basis. Digital retail advertising, grew 6.5% in the quarter. Digital advertising in the quarter represented 31.9% of total advertising revenue.

Total digital revenue, including digital advertising and digital services, was $26.7 million for the quarter, up 3.6% compared with a year ago and up 3.2% on a same property basis. Mobile, tablet, desktop and app sites, including TNI and MNI(3), attracted monthly average visits of 77.5 million for the 13 weeks ended March 25, 2018, an increase of 11.6% over the prior year.

Subscription revenue increased 2.1% in the current year quarter and decreased 0.4% on a same property basis. Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.8 million in the 13 weeks ended March 25, 2018. Sunday circulation totaled 1.1 million. Price increases and additional revenue from premium content partially offset revenue lost from lower print circulation volumes.

Other revenue, which consists of digital services, commercial printing, revenue from delivery of third party products, decreased 5.2% in the current year quarter. The decrease was due to volume declines in commercial printing and third party delivery and was partially offset by an increase in revenue at TownNews.com. Excluding intercompany revenue, revenue at TownNews.com, the majority of which is included in Other revenue, increased to $3.5 million, or 17.0% in the quarter. On a standalone basis, revenue at TownNews.com totaled $17.3 million for the last twelve months.

Operating expenses for the 13 weeks ended March 25, 2018 decreased 3.6%. Cash costs, excluding workforce adjustments and other, decreased 3.5% compared to the prior year quarter and decreased 6.0% on a same property basis. Compensation decreased 9.4% on a same property basis, primarily as a result of a reduction in staffing levels. Newsprint and ink expense decreased 9.2% on a same property basis due to lower volumes from unit declines and using lower basis weight newsprint. Other operating expenses decreased 1.9% on a same property basis, primarily driven by lower delivery and other print-related costs and offset in part by higher costs associated with growing digital revenue and increases in other cash costs from outsourcing.

Workforce adjustment and other costs totaled $1.8 million and $2.4 million in the 2018 quarter and 2017 quarter, respectively.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, and workforce adjustments and other, operating income totaled $17.3 million in the current year quarter, compared with $18.8 million a year ago.

In the 13 weeks ended March 25, 2018, interest expense decreased 9.3%, or $1.4 million, due to lower debt balances. The company recognized non-operating income of $0.6 million in the current year quarter compared to $4.3 million in the same quarter of the prior year due to a change in fair value of stock warrants.

Lee recognized $1.2 million of debt refinancing and administrative costs in the current quarter and $1.1 million in the same quarter of the prior year. The vast majority of the debt refinancing and administrative costs represent amortization of refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $2.2 million, compared with income of $6.1 million a year ago. Adjusted EBITDA for the quarter was $26.8 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	March 25 2018		March 26 2017
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	2,239	0.04	6,128	0.11
Adjustments (tax affected):
Warrants fair value adjustment	(555)		(4,283)
	(555)	(0.01)	(4,283)	(0.08)
Income attributable to Lee Enterprises, Incorporated, as adjusted	1,684	0.03	1,845	0.03
YEAR TO DATE OPERATING RESULTS(4)

Operating revenue for 26 weeks ended March 25, 2018 totaled $271.6 million, a decrease of 5.5% compared with the 26 weeks ended March 26, 2017. On a same property basis, total operating revenue for the 26 weeks ended March 25, 2018 decreased 7.7%.

Advertising and marketing services revenue combined decreased 8.4% to $156.2 million, retail advertising decreased 8.4%, classified decreased 11.5% and national increased 3.2%. Digital advertising and marketing services revenue on a standalone basis increased 2.8% to $46.5 million. Digital advertising represented 29.7% of total advertising.

Total digital revenue was $53.9 million in 2018, up 3.4% compared to 2017.

Subscription revenue increased 0.4% in 2018 compared to 2017.

Operating expenses for 2018 decreased 5.7%. Cash costs, excluding workforce adjustments and other, decreased 5.1% compared to the prior year and decreased 7.5% on a same property basis. Compensation decreased 9.6% on a same property basis, primarily as a result of a decrease in the average number of full-time equivalent employees of 12.5%. Newsprint and ink expense decreased 12.5%, due to a reduction in newsprint volume partially offset by higher prices. Other operating expenses decreased 4.6%.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, curtailment gains, as well as workforce adjustments and other in both years, operating income was $47.8 million in 2018, compared with $50.2 million a year ago.

In the 26 weeks ended March 25, 2018 interest expense decreased 9.0%, or $2.7 million, due to lower debt balances, and we recognized non-operating income of $0.1 million in 2018 compared to $7.4 million for the change in fair value of stock warrants in the prior year. The fair value of the warrants fluctuates with the market value of our common stock. In the current fiscal year, $2.3 million of debt financing and administrative costs were expensed compared to $2.0 million in the same period a year ago. Debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $37.2 million, compared to income of $18.3 million a year ago.

Adjusted EBITDA for the 26 weeks ended March 25, 2018 was $67.1 million, compared to $72.1 million for the 26 weeks ended March 25, 2018.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

On December 22, 2017, comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”) was signed into law. Among other provisions, the 2017 Tax Act reduces the federal statutory corporate income tax rate from 35% to 21% in December 2017. The reduction of the corporate tax rate will cause us to adjust our deferred tax assets and liabilities to the lower federal base rate of 21%. The transitional impact from revaluing our deferred tax assets and liabilities resulted in a provisional net decrease in income tax expense of $24,872,000 in the 26 weeks ended March 25, 2018.

The following table summarizes the estimated impact from the 2017 Tax Act as well as the warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share.

			26 Weeks Ended
	March 25 2018		March 26 2017
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	37,242	0.67	18,301	0.33
Adjustments:
Warrants fair value adjustment	(124)		(7,378)
Income tax effect of adjustments, net	(24,872)		—
	(24,996)	(0.45)	(7,378)	(0.13)
Income attributable to Lee Enterprises, Incorporated, as adjusted	12,246	0.22	10,923	0.20

DEBT AND FREE CASH FLOW

Debt was reduced $15.6 million in the quarter and $68.6 million during the last twelve months. As of March 25, 2018, the principal amount of debt was $516.3 million. The principal amount of our debt, net of cash, is 3.61 times our adjusted EBITDA for the past 12 months ended March 25, 2018.

At March 25, 2018, including $12.3 million in cash and availability under our revolving facility(3), liquidity totaled $46.1 million compared to $30.9 million of required debt principal payments over the next twelve months. Our revolving facility expires December 28, 2018.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-481-2848 and entering a conference passcode of 493607 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 49 markets in 21 states. Year to date, Lee's newspapers have average circulation of 0.8 million daily and 1.1 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	Our ability to manage declining print revenue;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Changes in technology that impact our ability to deliver digital advertising;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings, including new tax legislation;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	March 25 2018	March 26 2017	Percent Change	March 25 2018	March 26 2017	Percent Change

Advertising and marketing services	71,553	77,533	(7.7)	156,213	170,568	(8.4)
Subscription	45,972	45,009	2.1	94,241	93,896	0.4
Other	10,280	10,845	(5.2)	21,136	22,912	(7.8)
Total operating revenue	127,805	133,387	(4.2)	271,590	287,376	(5.5)
Operating expenses:
Compensation	48,656	52,414	(7.2)	99,567	107,470	(7.4)
Newsprint and ink	5,640	6,200	(9.0)	11,478	13,093	(12.3)
Other operating expenses	49,315	48,756	1.1	99,671	101,533	(1.8)
Cash costs excluding workforce adjustments and other	103,611	107,370	(3.5)	210,716	222,096	(5.1)
Workforce adjustments and other	1,816	2,405	(24.5)	2,284	2,470	(7.5)
Cash costs	105,427	109,775	(4.0)	213,000	224,566	(5.2)
	22,378	23,612	(5.2)	58,590	62,810	(6.7)
Depreciation	3,685	4,008	(8.1)	7,441	8,079	(7.9)
Amortization	4,331	6,310	(31.4)	8,627	12,619	(31.6)
Gain on sales of assets and other, net	(1,300)	(3,783)	(65.6)	(1,297)	(3,716)	(65.1)
Equity in earnings of associated companies	1,608	1,729	(7.0)	3,991	4,417	(9.6)
Operating income	17,270	18,806	(8.2)	47,810	50,245	(4.8)
Non-operating income (expense):
Interest expense	(13,274)	(14,637)	(9.3)	(26,924)	(29,588)	(9.0)
Debt financing and administrative costs	(1,217)	(1,075)	13.2	(2,313)	(2,026)	14.2
Other, net	681	4,427	(84.6)	524	7,597	(93.1)
	(13,810)	(11,285)	22.4	(28,713)	(24,017)	19.6
Income before income taxes	3,460	7,521	(54.0)	19,097	26,228	(27.2)
Income tax expense (benefit)	927	1,144	(19.0)	(18,763)	7,410	NM
Net income	2,533	6,377	(60.3)	37,860	18,818	NM
Net income attributable to non-controlling interests	(294)	(249)	18.1	(618)	(517)	19.5
Income attributable to Lee Enterprises, Incorporated	2,239	6,128	(63.5)	37,242	18,301	NM

Earnings per common share:
Basic	0.04	0.11	NM	0.68	0.34	NM
Diluted	0.04	0.11	NM	0.67	0.33	NM

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	March 25 2018	March 26 2017	March 25 2018	March 26 2017	March 25 2018

Net Income	2,533	6,377	37,860	18,818	47,647
Adjusted to exclude
Income tax expense (benefit)	927	1,144	(18,763)	7,410	(14,562)
Non-operating expenses (income), net	13,810	11,285	28,713	24,017	57,027
Equity in earnings of TNI and MNI	(1,608)	(1,729)	(3,991)	(4,417)	(7,183)
Gain on sale of assets and other, net	(1,300)	(3,783)	(1,297)	(3,716)	(1,248)
Impairment of intangible and other assets	—	—	—	—	2,517
Depreciation and amortization	8,016	10,318	16,068	20,698	36,652
Workforce adjustments and other	1,816	2,405	2,284	2,470	7,337
Stock compensation	497	559	1,016	1,083	2,021
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,086	2,220	5,245	5,696	9,476
Adjusted EBITDA	26,777	28,796	67,135	72,059	139,684

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	March 25 2018	September 24 2017
Cash	12,301	10,621
Debt (Principal Amount):
1st Lien Term Loan	24,645	45,145
Notes	385,000	385,000
2nd Lien Term Loan	106,676	118,240
	516,321	548,385

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended		26 Weeks Ended
	March 25 2018	March 26 2017	March 25 2018	March 26 2017

Capital expenditures (Thousands of Dollars)	1,350	990	2,452	2,079
Average common shares - basic (Thousands of Shares)	54,692	54,055	54,508	53,789
Average common shares - diluted (Thousands of Shares)	55,861	55,470	55,817	55,420
Shares outstanding at end of period (Thousands of Shares)			57,046	56,634

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment and other costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation and the impact of the 2017 Tax Act.

•
Cash Costs is a non-GAAP financial performance measure of operating expenses that are settled in cash and is useful to investors in understanding the components of the Company’s cash operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs is defined as compensation, newsprint and ink, other operating expenses. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual and infrequent transactions are excluded. Cash Costs are also presented excluding workforce adjustments and other.

•
We also present revenue and certain operating expense trends on a Same Property basis which excludes the operating results of a weekly publication purchased in 2017 and the purchase of the Dispatch-Argus on June 30, 2017. Same Property results are useful to investors in understanding the revenue and operating expense trends excluding the impact of changes due to operations no longer owned by the Company.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.